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                                                                  EXHIBIT 10.11
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT ("Agreement") is made as of the 14th day of December, 1998, by and between THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation (the "Corporation") and JAMES R. GILLIS ("Employee"), an individual currently residing at 73-15 Weaver Street, Greenwich, Connecticut 06831.

                                  WITNESSETH:

     WHEREAS, the Corporation desires to employ Employee and Employee desires to accept such employment on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, the adequacy of which is hereby acknowledged, the Corporation and Employee hereby agree as follows.

                                 I. EMPLOYMENT

     The Corporation employs Employee, and Employee accepts employment by the Corporation upon all of the terms and conditions set out in this Agreement. This Agreement supersedes Employee's Employment Agreement (the "Brand Agreement") dated May 20, 1998 with Brand Manufacturing Corporation ("Brand"), which is hereby terminated. Employee acknowledges and agrees that Brand has no further obligations under the Brand Agreement.

                            II. POSITIONS AND DUTIES

     2.1 POSITIONS. Employee shall serve as President of the Corporation during the term of this Agreement.

     2.2 DUTIES, RESPONSIBILITIES AND INVOLVEMENT. Employee will report to the Vice Chairman and Chief Operating Officer (the "COO") of the Corporation. Subject to direction by the COO, Employee will be an executive officer of the Corporation with primary responsibility for the operations of the Corporation's subsidiaries engaged in front-end fixture manufacture and design, Source-Chestnut Display Systems, Inc., Source-MYCO, Inc., Source-U.S. Marketing Services, Inc. and Source-Yeager, Inc. (collectively, the "Front-End Subsidiaries"). Employee shall also have such other responsibilities as may be assigned to him from time to time by the

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COO or by the Chief Executive Officer of the Corporation that are customarily performed by a person serving as president of a business such as the Corporation's business.

     The Board of Directors of the Corporation may change this job description as dictated by business need, provided such change is consistent with Employee's position as President of the Corporation.

     2.3 COMMITMENT TO CORPORATION. Employee shall devote so much of Employee's time, attention and energies to the business of the Corporation as shall be necessary for the performance of his responsibilities hereunder, and shall not during the term of this Agreement be engaged in any other business activity which requires his personal time and attention whether or not such business activity is pursued for gain, profit or other pecuniary advantage. This shall not be construed as preventing Employee from investing Employee's assets in such form or manner consistent with the restrictions in Section 12.1, below, as will not require any services on the part of Employee in the operation or affairs of the entities in which such investments are made.

     2.4 COMPLIANCE. Employee agrees to abide by the Articles of Incorporation and By-Laws of the Corporation and such reasonable rules and regulations as are adopted from time to time by the Board of Directors of the Corporation in each case which are not inconsistent with this Agreement and which are communicated to Employee.

     2.5 PLACE OF PERFORMANCE. Employee shall carry out his duties and responsibilities hereunder principally in and from the High Point, North Carolina metropolitan area. The Corporation agrees that it may not require, for any reason whatsoever, Employee to relocate from his residence in High Point, North Carolina to another geographic location.

                            III. TERM OF EMPLOYMENT

     3.1 INITIAL TERM. The term of Employee's employment under this Agreement shall commence on December 14, 1998 and continue until midnight on January 31, 2001 unless terminated as provided in this Agreement.

     3.2 RENEWAL OR ADJUSTMENT. At the end of the initial term, this Agreement may be extended, renewed or adjusted upon the mutual agreement of Corporation and Employee.

                                IV. COMPENSATION

     4.1 REGULAR COMPENSATION. For all services rendered by Employee in any capacity, Employee shall be entitled to receive regular compensation at the rate of $250,000 per annum ("Base Salary"). Such compensation shall be payable in accordance with the Corporation's normal payroll procedures as determined from time to time by the Board of Directors of Corporation but not less than monthly.

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     4.2  WITHHOLDING. All payments of regular compensation shall be less such amounts as are required to be withheld by federal, state or local law.


                                    V. BONUS

     5.1 ANNUAL BONUS. Employee shall be entitled to receive an annual bonus of $50,000 for each of the Corporation's fiscal year ending January 31, 2000, 2001 and 2002 if the aggregate earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Front-End Subsidiaries (as determined by the Corporation's auditors) exceed $9,000,000 for such year, and an additional bonus equal to 5% of the amount (if any) by which aggregate EBITDA of the Front-End Subsidiaries exceeds $9,000,000 for such year, provided that such bonus shall not exceed $250,000 in the aggregate with respect to any year. Employee may also be entitled to participate in the Corporation's executive bonus pool based upon his overall performance at the discretion of the CEO and the Chief Operating Officer of the Corporation.


                          VI. FRINGE BENEFITS; OPTIONS

     Employee shall be entitled to participate with other executive officers of the Corporation, so long as Employee meets the applicable eligibility requirements, in such employee fringe benefit plans as may be authorized and adopted from time to time by the Board of Directors of the Corporation. The Corporation may furnish, withdraw or modify such benefits for Employee as the Board of Directors of the Corporation shall determine from time to time within its discretion. Notwithstanding the immediately preceding sentence, Employee will be entitled to (i) four weeks' paid vacation per year, (ii) reimbursement for initiation fees, dues and all other membership expenses for one country club in North Carolina which is approved by the COO and (iii) immediate participation in the Corporation's health plan. In addition, the Corporation shall assume the lease of the automobile currently used by Employee (or, if it is unable to assume the lease, the Corporation will make all lease payments thereon), make such automobile available to Employee and pay all expenses of operation and maintenance of and insurance on such automobile.

     Employee will, upon the effective date of this Agreement, receive options to purchase an aggregate of 202,000 shares of the Corporation's common stock at an exercise price equal to $7,813 per share (the closing sale price on the date of this Agreement). The options shall vest as to 66,666 shares on each of January 1, 2000, 2001 and as to 66,667 shares on January 1, 2002. In the event of the termination of Employee's employment by Employee (other than for "Actual Default" (as defined below) by the Corporation) or by the Corporation for "Cause" (as defined below), all unvested options will terminate. No options (whether vested or unvested) shall terminate or be forfeited by Employee prior to December 13, 2008 for any other reason whatsoever. Additional options may be granted at the discretion of the Board of Directors.


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                                 VII. EXPENSES

     Reasonable expenses for promoting the business of the Corporation including expenses for transportation, promotion, entertainment, travel, telephone, and similar items shall be subject to reimbursement to the extent authorized for reimbursement by the Corporation in accordance with reasonable rules and regulations adopted by the Board of Directors. Such expenses as are so authorized for reimbursement shall be paid for by the Corporation or reimbursed to Employee upon Employee's presenting to the Corporation an itemized expense statement with respect thereto. If Employee and the Corporation agree that Employee will move from his present location, he will be entitled to reimbursement of all reasonable moving expenses.

                     VIII. DEATH OR DISABILITY OF EMPLOYEE

     In the event of Employee's death during the term of this Agreement (whether Employee is then actively engaged in the performance of services for the Corporation or is being compensated for disability), this Agreement shall terminate immediately and Employee's estate shall be entitled to receive from the Corporation an amount equal to the compensation due up until the date of Employee's death.

     If at any time during the term an independent licensed physician selected by the Board of Directors of the Corporation determines that Employee has been or will be unable, as a result of physical or mental illness or incapacity, to perform his duties hereunder for a period of four consecutive months or for an aggregate of more than six months in any twelve-month period (a "Permanent Disability"), Employee's employment hereunder may be terminated by the Board upon 30 days' written notice to Employee. If Employee's employment is terminated by reason of Permanent Disability, Employee shall be entitled to receive from the Corporation only the sum of (x) the unpaid portion of the Base Salary then in effect which has accrued to the date of termination PLUS (y) an amount equal to six months of Employee's Base Salary.

                         IX. TERMINATION OF EMPLOYMENT

     9.1 TERMINATION BY THE CORPORATION. The Corporation may terminate Employee's employment pursuant to this Agreement for "Cause". For purposes hereof, "Cause" shall mean conviction by Employee of a felony or acts of gross negligence, fraud, embezzlement or willful misconduct by Employee in carrying out his obligations or responsibilities to the Corporation, as determined in the reasonable discretion of the Board of Directors of the Corporation; provided that, in the case of termination as a result of Employee's gross negligence, the Corporation shall give Employee thirty (30) days' written notice of such gross negligence, and termination for Cause shall occur only if the Employee shall have failed or refused to remedy such action within such thirty (30) day period.

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     In the event of such termination by the Corporation for Cause, the
Corporation shall be obligated to continue to pay Employee the Base Salary due Employee under this Agreement up to the termination date and Employee will be entitled to no further compensation from the Corporation.

     In the event the Corporation terminates Employee's employment pursuant to this Agreement for any reason other than Cause, the Corporation shall be obligated to continue to pay Employee the Base Salary and provide the benefits due Employee under this Agreement for the balance of the scheduled term of this Agreement and Employees shall remain eligible to receive a pro rata portion of the annual bonus with respect to the year of termination to the extent the EBITDA targets set forth in Section 5.1 hereof are achieved.

     9.2 TERMINATION BY EMPLOYEE. Employee may terminate Employee's employment pursuant to this Agreement in the event that the Corporation, during the term of this Agreement, shall be in Actual Default (as defined herein) under any provision of this Agreement, by giving written notice to the Corporation of Employee's intention to terminate this Agreement.

     In the event of any such termination by Employee, the Corporation shall continue to pay Employee the Base Salary and provide the benefits due Employee under this Agreement for the balance of the scheduled term of the Agreement so long as Employee continues to perform all of Employee's duties in accordance with the terms of this Agreement up to the termination date stated in Employee's written notice and Employee shall remain eligible to receive a pro rata portion of the annual bonus with respect to the year of termination to the extent EBITDA targets set forth in Section 5.1 hereof are achieved.

     9.3 COOPERATION BY EMPLOYEE. Following any such notice of termination, Employee shall fully cooperate with the Corporation in all matters relating to the winding up of Employee's pending work on behalf of the Corporation and the orderly transfer of any such pending work to such other employees of the Corporation as may be designated by the Corporation; and to that end the Corporation shall be entitled to such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination provided that Employee is compensated at the rate set forth in
Section IV hereof for such services performed.

     9.4 SETTLEMENT OF ACCOUNTS. After any termination of this Agreement, all compensation and amounts due to Employee with respect to work performed or expenses incurred prior to the date of termination shall be reconciled with amounts due to the Corporation from Employee (if any). Each party shall be entitled to offset against any amounts that may be due to the other party such amounts as are due from such other party to it or him excluding any amounts under the contemplated Agreement and Plan of Merger to which the Corporation will acquire by subsidiary merger U.S. Marketing Services, Inc. The parties shall proceed expeditiously to

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accomplish the foregoing, and the resulting amount due from one party to the other shall be paid promptly after it is determined; PROVIDED, that during the pendency of any dispute over such resulting amount, each party shall pay to the other all undisputed amounts.

                              X. FILES AND RECORDS

     All files, records, documents, reports and other written instruments concerning customers of the Corporation, including, without limitation, clients and customers consulted, interviewed or served by Employee during the term of this Agreement shall belong to and remain the property of the Corporation.

                          XI. CONFIDENTIAL INFORMATION

     11.1 NONDISCLOSURE BY EMPLOYEE. Employee will not, except as authorized by the Corporation, during or at any time after the termination of Employee's employment with the Corporation, directly or indirectly, use for himself or others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any secret or confidential information, knowledge or data of the Corporation or that of third parties obtained by Employee during the period of his employment with the Corporation and such information, knowledge or data includes, without limitation, the following:

          a. Secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, manufacturing techniques, inventions, computer programs, and similar items or research projects involving such items;

          b. Secret or confidential matters of a business nature such as, but not limited to, information about costs, purchasing, profits, market, sales of lists of customers; or

          c. Secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

     11.2 SURRENDER OF INFORMATION. Employee, upon termination of his employment with the Corporation, or at any other time upon the Corporation's written request, shall deliver promptly to the Corporation all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, lists of customers, and all other materials and copies thereof relating in any way to the Corporation's business which contain confidential information and which were in any way obtained by Employee during the term of his employment with the Corporation which are in his possession or under his control; and Employee will not make or retain any copies of any of the foregoing and will so represent to the Corporation upon termination of his employment.

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     11.3 NOTIFICATION OF SUBSEQUENT EMPLOYERS. The Corporation may notify any person, firm, or corporation employing Employee or evidencing at intention to employ Employee as to the existence and provisions of this Agreement.

     11.4 REMEDIES. Employee understands and acknowledge that such confidential information or other commercial ideas mentioned herein are unique and that the disclosure or use of such matters or any other secret or confidential information other than in furtherance of the business of the Corporation would reasonably be expected to result in irreparable harm to the Corporation. In addition to whatever other remedies the non-breaching party and/or its successors or assigns may have at law or in equity, each party specifically covenants and agrees that, in the event of default under or breach of this Agreement, the non-breaching party and/or its successors and assigns shall be entitled to apply to any court of competent jurisdiction to enjoin any breach, threatened or actual, by the breaching party, and/or to sue to obtain damages for default under or any breach of this Agreement. In the event of default under or breach of this Agreement, each of the Corporation and Employee hereby agrees to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement incurred by the non-breaching party, including reasonable attorneys' fees as determined by a court of competent jurisdiction.

                         XII. LIMITATION ON COMPETITION

     12.1 NON-COMPETITION AGREEMENT. During the period of employment and for a period of two (2) years after expiration or termination of this Agreement, for Cause or by Employee (other than termination by Employee pursuant to Section 9.2, above, as a result of Actual Default by Corporation), Employee shall not, within the United States of America, directly or indirectly as an owner, employee, consultant or otherwise, individually or collectively, acquire an interest in (other than Employee's ownership of not more than 2% of the outstanding equity securities of a publicly-traded company), become an employee of or consultant to a person or entity engaged in the business of (i) designing, manufacturing, marketing or distributing front-end fixtures for use by retail stores or (ii) the third party billing and collecting of rebates for magazines or other products sold at the checkout of mass market retailers. Employee agrees that the area, in light of the character of the industry, and the duration of this limitation are reasonable under the circumstances, considering Employee's position with the Corporation and other relevant factors, and that in all likelihood this will not constitute a serious handicap to Employee in securing future employment. Notwithstanding the foregoing, in the event this Agreement terminates upon expiration of its term (including any extension or renewal thereof), the provisions of this Section 12.1 will terminate unless, on or prior to such date of expiration, the Corporation shall have notified Employee in writing of its election to extend the provisions of this paragraph for a period of one year or two years. During the First year of any such extension, the Corporation shall pay Employee an aggregate of $125,000, payable in equal monthly installments as the fee for such extension. If the extension is for two years, the Corporation shall pay Employee in the second year of such extension an aggregate amount equal to $150,000 in equal monthly installments during the second year of such extension.\

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     12.2 NONSOLICITATION AGREEMENT. Employee will not, either during employment or during the period of two (2) years after expiration or termination of this Agreement, for Cause or by Employee, directly or indirectly, either for himself or for any other person or entity, take any action or perform any services which are designed to or in fact call upon, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers of Corporation or of any subsidiary of the Corporation; this prohibition includes customers existing at the present time or prospective or past customers solicited, sold to or served by Corporation or any subsidiary of the Corporation during the five
(5) years prior to termination or expiration of this Agreement.

     12.3 NON-HIRE AGREEMENT. Employee will not, either during employment or during the period of two (2) years after expiration or termination of this Agreement, for Cause or by. Employee, directly or indirectly, either for himself or for any other person or entity, induce, employ or attempt to employ any person who is at that time, or has been within six (6) months immediately prior thereto, employed by the Corporation or any subsidiary of the Corporation.

     12.4 REMEDIES. It is further agreed that, if Employee shall violate the foregoing prohibitions, the Corporation shall be entitled to seek specific performance of these covenants, and Employee shall pay all costs and attorneys' fees, as determined by a court of competent jurisdiction, incurred by the Corporation in enforcing the aforesaid covenants if the Corporation is successful in so doing after a final adjudication of the matter. If any of the foregoing covenants is not enforceable to the full extent provided, it shall be and remain enforceable to the extent permitted by law, and a court is authorized by the parties to modify such covenant to make it reasonable and, as so modified, enforce it.

     12.5 TERMINATION OF PROVISIONS. Notwithstanding the provisions hereof regarding termination of this Agreement, the provisions of this Section shall remain in full force and effect provided for hereunder.


                              XIII. ACTUAL DEFAULT

     In the event Employee believes that the Corporation has failed to fulfill any of its obligations under this Agreement, Employee shall give the Corporation written notice of such default specifying the nature thereof, If within thirty
(30) days after the giving of such notice, the Corporation has failed or refused to remedy such default, Employee may by notice in writing declare the Corporation to be in actual default ("Actual Default") of this Agreement and proceed in the manner otherwise provided for herein. The provisions of this Section are intended to provide a means whereby the Corporation will have an opportunity to cure any such alleged default before Employee shall be entitled to attempt to terminate this Agreement. The giving of such notice and the expiration of the thirty (30) day period provided for herein shall not, however, prevent the Corporation from establishing that no default did in fact exist.



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                            XIV. GENERAL PROVISIONS

     14.1 WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

     14.2 SEVERABILITY. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any-respect, the validity, legality and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent.

     14.3 NOTICES. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail to the last known residence address of Employee or to Corporation, c/o The Source Information Management Company, 11644 Lilburn Park Road, St. Louis, Missouri 63146 or such other place as it may subsequently designate in writing.

     14.4 GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Missouri.

     14.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no manner be construed to limit or define the terms of this Agreement.

     14.6 COUNTERPARTS. This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original and together they shall constitute one and the same Agreement, with at least one counterpart being delivered to each party hereto.

     14.7 ASSIGNABILITY. The Corporation shall have the right to assign this Agreement to a third party which purchases substantially all of the then assets of the business formerly operated by it.

     14.8 SUCCESSORS AND ASSIGNS BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

     14.9 ENTIRE AGREEMENT. This is the entire and only Agreement between the parties respecting the subject matter hereof. This Agreement may be modified only by a written instrument executed by all parties hereto.

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     14.10  INDEMNIFICATION. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was performing services under this Agreement, then the Corporation shall indemnify Employee against all expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith to the fullest extent provided by Missouri law.

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     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers, and Employee has executed this Agreement as of the date first written above.


                                    THE SOURCE INFORMATION MANAGEMENT
                                    COMPANY

                                    By: _______________________________
                                        Name:  S. Leslie Flegal
                                        Its:   Chairman & CEO




                                    EMPLOYEE


                                    ___________________________________
                                    JAMES R. GILLIS

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